As filed with the Securities and Exchange Commission on June 7, 2002

                                                      Registration No. 333-
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------
                            FOAMEX INTERNATIONAL INC.
             (Exact name of Registrant as specified in its charter)

       Delaware                                                05-0473908
(State or other jurisdiction of                               (IRS Employer
incorporation or organization)                              Identification No.)

                              1000 Columbia Avenue
                           Linwood, Pennsylvania 19061
                                 (610) 859-3000
          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)


                            Foamex International Inc.
                              2002 Stock Award Plan
                            (Full title of the plan)

                                Thomas E. Chorman
                            Executive Vice President,
                        Chief Financial Officer and Chief
                             Administrative Officer
                            Foamex International Inc.
                              1000 Columbia Avenue
                           Linwood, Pennsylvania 19061
                                 (610) 859-3000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                              --------------------


                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------
                                                  Proposed Maximum       Proposed Maximum       Amount of
Title of Each Class of          Amount to be      Offering Price Per     Aggregate Offering    Registration
Securities to be Registered     Registered              Share                   Price              Fee
--------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01    2,100,000             $11.25              $23,625,000.00       $2,174.00
per share (1)
--------------------------------------------------------------------------------------------------------------

(1) Represents 2,048,851 shares of Common Stock reserved for issuance under the Foamex International Inc. 2002 Stock Award Plan (the "Plan") and 51,149 shares of Common Stock issued under the Plan prior to the date hereof. The registration fee was calculated in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the shares on May 31, 2002 as reported on the Nasdaq National Market. Pursuant to Rule 416 under the Securities Act, this Registration Statement shall be deemed to cover an indeterminate number of additional securities to be offered or issued as a result of stock splits, stock dividends or similar transactions.

================================================================================

                                EXPLANATORY NOTE

     The Section 10(a) prospectus being delivered by Foamex International Inc. (the "Company") to participants in the Company's 2002 Stock Award Plan (the "Plan") as required by Rule 428 under the Securities Act of 1933, as amended, has been prepared in accordance with the requirements of Form S-8 and relates to shares of common stock, par value $0.01 per share, of the Company (the "common stock") which have been reserved for issuance pursuant to the Plan. The information regarding the Plan required in the Section 10(a) prospectus is included in documents being maintained and delivered by the Company as required by Rule 428 under the Securities Act. The Company shall provide to participants in the Plan a written statement advising them of the availability without charge, upon written or oral request, of documents incorporated by reference herein, as is required by Item 2 of Part I of Form S-8.

     This registration statement on Form S-8 also includes a prospectus prepared pursuant to Instruction C of Form S-8, in accordance with the requirements of
Part I of Form S-3, and relates solely to resales on a continuous or delayed basis in the future of up to an aggregate of 51,149 shares that constitute "restricted securities" which have been issued prior to the filing of this registration statement.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The document(s) containing the information required in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act. These documents and the documents incorporated by reference to this Registration Statement pursuant to Item 3 of Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                               REOFFER PROSPECTUS

                          51,149 SHARES OF COMMON STOCK
                          OF FOAMEX INTERNATIONAL INC.

     The shares of common stock, $0.01 par value per share, offered hereby will be sold from time to time by those stockholders described under the caption "Selling Stockholders" in this prospectus. The selling stockholders are current or former directors of our company.

     The sales may occur in transactions through the Nasdaq National Market at prevailing market prices or in negotiated transactions. We will not receive proceeds from any of these sales. We are paying the expenses incurred in registering the shares, but all selling and other expenses incurred by each of the selling stockholders will be borne by that selling stockholder.

     The shares of common stock are "restricted securities" under the Securities Act of 1933 before their sale under this prospectus. This prospectus has been prepared for the purpose of registering the shares under the Securities Act to allow for future sales by the selling stockholders, on a continuous or delayed basis, to the public without restriction. Each selling stockholder may be deemed to be an "underwriter" within the meaning of the Securities Act. Any commissions received by a broker or dealer in connection with resales of the shares may be deemed to be underwriting commissions or discounts under the Securities Act.

     Our common stock is traded on the Nasdaq National Market under the symbol "FMXI." On May 31, 2002, the last reported sale price of the common stock, as reported on the Nasdaq National Market, was $11.20 per share.

     Investing in our common stock involves a high degree of risk. For more information, please see "Risk Factors" beginning on page 2.

                              --------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  June 7, 2002

                                TABLE OF CONTENTS

Where You Can Find More Information...........................................1
Information Incorporated by Reference.........................................1
The Company...................................................................2
Risk Factors..................................................................2
Forward-Looking Statements....................................................8
Use of Proceeds...............................................................8
Selling Stockholders..........................................................9
Plan of Distribution..........................................................9
Legal Matters................................................................11
Experts......................................................................11
PART II  Information Required in the Registration Statement................II-1
Signatures.................................................................II-4
Power of Attorney..........................................................II-4

     You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders named in this prospectus are offering to sell shares and seeking offers to buy shares only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-8/S-3 under the Securities Act, of which this prospectus is a part, with respect to the shares of common stock offered hereby. The prospectus does not contain all of the information included in the registration statement. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete. You should refer to the copies of these documents filed as exhibits to the registration statement or otherwise filed by us with the SEC for a more complete understanding of the matter involved. Each statement concerning these documents is qualified in its entirety by such reference.

     We are also subject to the informational requirements of the Securities Exchange Act of 1934. In accordance with the Exchange Act we file reports, proxy statements and other information with the SEC. The registration statement, including the attached exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional office of the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Copies of the registration statement and the reports, proxy and information statements and other information that we file with the SEC may be obtained from the SEC's website at http://www.sec.gov.

                      INFORMATION INCORPORATED BY REFERENCE

     The following documents and information previously filed with the SEC by us are hereby incorporated by reference in this registration statement:

(1)  Our Annual Report on Form 10-K for the year ended December 31, 2001.

(2)  Our Current Report on Form 8-K filed on March 7, 2002.

(3)  Our Current Report on Form 8-K filed on March 22, 2002.

(4)  Our Report on Form 10-Q for the quarterly period ended March 31, 2002.

(5)  Our Current Report on Form 8-K filed on June 5, 2002.

     All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

                                   THE COMPANY

     We are engaged primarily in the manufacturing and distribution of flexible polyurethane and advanced polymer foam products. As of March 31, 2002, our operations are conducted through our wholly-owned subsidiary, Foamex L.P., and through Foamex Canada Inc., Foamex Latin America, Inc., Foamex Asia, Inc. and Foamex Carpet Cushion LLC ("Foamex Carpet") which are subsidiaries of Foamex L.P. Foamex Carpet, formerly a Delaware corporation, was converted into a limited liability company and was contributed to Foamex L.P. on March 25, 2002.

     We are a Delaware corporation with principal executive offices located at 1000 Columbia Avenue, Linwood, Pennsylvania 19061, and our telephone number is
(610) 859-3000.

                                  RISK FACTORS

     In addition to the other information in this prospectus, you should carefully consider the following factors before investing in our common stock. Certain statements in "Risk Factors" are forward-looking statements. See "Forward-Looking Statements."

Our substantial debt could impair our financial condition.

     We continue to be highly leveraged and have substantial debt service obligations. As of March 31, 2002, after giving effect to the following transactions which occurred on March 25, 2002:

o    our contribution of our equity interests in Foamex Carpet to Foamex L.P.,

o the amendment of Foamex L.P.'s senior secured credit facility to provide for additional term loans and a new revolving credit facility (the "Amended Credit Facility"),

o the offering of 10 3/4% Senior Secured Notes due 2009 by Foamex L.P. (the "Offering"), and

o using the net proceeds from the Offering to repay a portion of outstanding indebtedness under the credit facility,

our total consolidated debt was approximately $725 million and our total shareholders' deficiency was approximately $173 million. We may incur additional debt in the future, subject to certain limitations contained in our debt instruments.

     The degree to which we are leveraged could have important consequences to you, including:

o our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired;

o a significant portion of our cash flow from operations must be dedicated to the payment of interest and, beginning in 2004, principal on our debt, which reduces the funds available to us for our operations;

o some of our debt is and will continue to be at variable rates of interest, which may result in higher interest expense in the event of increases in interest rates; and

o our debt agreements contain, and any agreements to refinance our debt likely will contain, financial and restrictive covenants, and our failure to comply with them may result in an event of default which, if not cured or waived, could have a material adverse effect on us.

We may incur more debt, which could exacerbate the risks described above.

     We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The Amended Credit Facility and the indentures relating to the senior secured notes, the 9?% senior subordinated notes due 2007 and the 13 1/2% senior subordinated notes due 2005 will restrict us and our subsidiaries in incurring additional indebtedness, but will not fully prohibit us or our subsidiaries from doing so. If new debt is added to the current debt levels, the related risks that we and our subsidiaries now face could intensify.

     The terms of the Amended Credit Facility and the indentures relating to Foamex L.P.'s senior secured notes and senior subordinated notes may restrict our and our subsidiaries' current and future operations, particularly our and our subsidiaries' ability to respond to changes or to take some actions.

     The terms of the Amended Credit Facility contains, and any future refinancing of the Amended Credit Facility likely would contain, a number of restrictive covenants that impose significant operating and financial restrictions on us. The Amended Credit Facility includes covenants restricting, among other things, our ability to:

o    incur additional debt, including guarantees;

o    incur liens;

o    dispose of assets;

o    make some acquisitions;

o    pay dividends and make some other restricted payments;

o    enter into sale and leaseback transactions;

o    engage in any new businesses;

o    issue preferred stock; and

o    enter into transactions with our shareholders and our affiliates.

     The indentures relating to Foamex L.P.'s 10 3/4% senior secured notes due 2009, its 97/8% senior subordinated notes due 2007 and its 13 1/2% senior subordinated notes due 2005 also contain numerous covenants including, among other things, restrictions on our ability to:

o    incur additional debt;

o    create liens or other encumbrances;

o    make certain payments and investments; and

o sell or otherwise dispose of assets and merge or consolidate with another entity.

     The Amended Credit Facility also includes financial covenants, including requirements that we maintain or achieve:

o    a minimum net worth test;

o    a minimum fixed charge coverage ratio;

o    a minimum interest coverage ratio; and

o    a maximum leverage ratio.

     In addition, any future debt could contain financial and other covenants more restrictive than those applicable to the Amended Credit Facility, the senior secured notes and the senior subordinated notes.

We are structured as a holding company; therefore, there are limitations on our access to cash flow and the assets of our subsidiaries.

     We are a holding company whose material assets are primarily an indirect 1.7% managing general partnership interest and a 98.3% limited partnership interest in Foamex L.P. Our subsidiaries, including Foamex L.P., are subject to significant contractual restrictions on their ability to pay dividends or make loans, advances and payments to us.

     In addition, our equity interests in our subsidiaries rank junior to all of the respective indebtedness, whenever incurred, of such entities upon their respective liquidation or dissolution. As of March 31, 2002, our subsidiaries have aggregate long-term indebtedness with a net book value of $725.2 million.

There are adverse income tax implications relating to our holding company structure.

     Under applicable U.S. Federal income tax laws and regulations, the taxable income of Foamex L.P.'s subsidiaries other than Foamex Carpet cannot be consolidated with the income of Foamex International Inc. Accordingly, if those subsidiaries have a taxable loss and we have taxable income, or if those subsidiaries have taxable income and we have a taxable loss, more federal income tax may be paid on a combined basis than if the incomes could be consolidated for federal tax purposes.

Our charter documents and debt instruments contain provisions which have possible anti-takeover effects.

     Our Restated Certificate of Incorporation and By-laws contain provisions which may have the effect of delaying, deferring or preventing a change in our control. For example, our Restated Certificate of Incorporation and By-laws provide for, among other things, the prohibition of stockholder action by written consent in certain circumstances and the affirmative vote of at least 66-2/3% of all outstanding shares of common stock to approve the removal of directors from office, which may be effected only for cause. Additionally our Board of Directors has the authority to issue up to an additional 4,985,000 shares of preferred stock par value $1.00 per share, in one or more series and to fix the powers, preferences and rights of the shares of any such series without stockholder approval. Any series of preferred stock is likely to be senior to the common stock with respect to dividend and liquidation preferences. The ability to issue preferred stock could have the effect of discouraging unsolicited acquisition proposals. Also, our Restated Certificate of Incorporation requires supermajority voting thresholds to approve certain "business combinations" between us and interested stockholders, which may render more difficult or tend to discourage attempts to acquire us. In addition, the indentures governing our senior secured notes and our senior subordinated notes contain provisions relating to changes of control that could be triggered by, among other events, acquisitions of our common stock above specified thresholds and changes in the composition of our Board of Directors. Upon the occurrence of such an event, we and our subsidiaries will be obligated to make an offer to purchase all of the outstanding notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest. The Amended Credit Facility and other indebtedness of ours and our subsidiaries contain similar provisions relating to the occurrence of a change of control, as defined therein. There can be no assurance that we will have the funds necessary to effect such a purchase if such an event were to occur.

The price of our stock may be volatile.

     Although the Company's common stock is listed on the Nasdaq National Market, such listing does not provide any assurance that an active public market for the common stock will be sustained. No predictions can be made as to the effect, if any, that future market sales of common stock or the availability of common stock for sale will have on the prevailing market price of the common stock. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These fluctuations as well as general economic and market conditions may adversely affect the market price of the common stock.

Shares available for future sale could adversely affect the market price of the common stock.

     As of May 3, 2002, we had outstanding 24,236,122 shares of common stock. In addition, as of December 31, 2001 there were outstanding options for 3,465,542 shares of common stock under our equity compensation plans. Of the options outstanding, 1,431,489 have vested as of December 31, 2001 and the balance will vest over the next five years. All of the shares available under our equity compensation plans have been registered under the Securities Act and are eligible for resale in the public market unless held by our affiliates and not included in this prospectus. We also have outstanding 15,000 shares of preferred stock which is convertible into 1.5 million shares of common stock. Sales of substantial amounts of common stock or the perception that such sales could occur, could adversely affect the prevailing market price of the common stock.

The price and availability of raw materials account for a significant portion of our manufacturing costs.

     The two principal chemicals used in the manufacture of flexible polyurethane foam are toluene diisocyanate, or "TDI," and polyol. The prices of TDI and polyol are influenced by demand, manufacturing capacity and oil and natural gas prices. Historically, the price of raw materials has been cyclical and volatile, and our principal suppliers of raw materials used in the manufacture of flexible polyurethane foam have increased the price of raw materials several times since 1994. Some of our TDI and polyol suppliers raised prices in the second quarter of 2002 and have informed us that they will seek to raise prices in the future. We will seek to recover such increases through manufacturing process efficiencies and management of selling price increases. We cannot assure you that these or our other suppliers will not increase raw material prices in the future or that we will be able to implement selling price increases to offset any raw material cost increases.

We depend on a limited number of suppliers of TDI and polyol.

     There are a limited number of major suppliers of TDI and polyol. A disruption in our ability to obtain TDI and/or polyol that continues for a significant period of time would have a material adverse effect on our business and results of operations.

We rely on a few large customers for a significant portion of our sales.

     A few of our customers are material to our business and operations. Sales to our five largest customers together accounted for approximately 29.7% of our net sales in 2000 and 35.0% of our net sales in 2001. Sales to Johnson Controls, our largest customer, accounted for 12.3% of our net sales in 2000 and 15.7% of our net sales in 2001. The loss, or a substantial decrease in the amount, of purchases by any of our major customers could adversely affect our financial position and results of operations.

We are subject to administrative and judicial proceedings and inquiries relating to environmental matters.

     We are currently remediating soil and groundwater contamination in excess of state standards at several of our current and former facilities. Further, we are currently designated a Potentially Responsible Party, or "PRP," by the United States Environmental Protection Agency or by state environmental agencies or by other PRPs relating to eight sites. We cannot assure you that these liabilities will not have a material adverse effect on our financial condition.

We are subject to extensive federal, state, local and foreign environmental laws and regulations.

     Our past and present business operations and the past and present ownership and operation of our real property are subject to extensive and changing federal, state, local and foreign environmental laws and regulations, including those relating to the use, handling, storage, discharge and disposal of hazardous substances, the discharge or emission of materials into the environment and the remediation of environmental contamination. We cannot predict what environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted or what environmental conditions may be found to exist on our properties. Compliance with more stringent laws or regulations, as well as more vigorous enforcement policies of the regulatory agencies or stricter interpretation of existing laws, and discovery of new conditions may require us to make additional expenditures, which may be material.

We may not be able to successfully implement our Operational Reorganization Plan or achieve the level of cost savings that we have projected.

     We expect to achieve operating efficiencies, cost savings and incremental profitability as a result of our plan launched in December 2001 to reduce operating costs and accelerate revenue growth (the "Operational Reorganization Plan"). The realization and timing of these operating efficiencies, cost savings and incremental profitability could be affected by a number of factors, many of which are beyond our control, such as general economic conditions, increased operating and raw material costs, the response of our customers or competitors and regulatory developments. We cannot assure you that we will achieve the expected operating efficiencies, cost savings and incremental profitability, either within the time frame we have estimated or at all.

Our previous independent accountants determined that some of our internal controls were inadequate. We cannot assure you that we will not discover additional internal control inadequacies or that the corrective measures we have adopted or will adopt to address these inadequacies will be effective.

     In August 1999, PricewaterhouseCoopers LLP, our independent accountants at the time, told us that the internal controls we had in place were inadequate. In addition, in 2000 and 2001, PricewaterhouseCoopers LLP advised our audit committee of various additional control and reporting practice deficiencies. On June 28, 2001, PricewaterhouseCoopers LLP resigned as our independent accountants. We undertook a comprehensive internal control review and initiated corrective actions. We cannot assure you that we will not discover additional internal control inadequacies, that the corrective measures we have adopted will be effective to address the inadequacies in our internal controls or whether we will have to adopt additional corrective measures.

We have amended certain of our filings with the Securities and Exchange Commission.

     We have amended our 2000 annual report on Form 10-K to restate our unaudited quarterly financial data for 1999. We engaged Deloitte & Touche LLP as our new auditors and requested they perform an audit of our consolidated financial statements as of and for the nine months ended September 30, 2001. Following this audit and the internal control review discussed above, we filed amended quarterly reports on Form 10-Q to reflect certain adjustments to our previously reported results for each of the first three quarters of 2001 and to reflect the fact that our reports for these quarters had been reviewed by our independent auditors.

Our business is cyclical.

     The polyurethane foam business is cyclical to the extent that our customers are in cyclical industries. We are especially subject to the cyclical nature of the automotive, housing, technology and furniture and bedding industries. A protracted downturn in the businesses of our customers in any of these industries, either simultaneously or sequentially, could have a material adverse effect on our results of operations.

We have received claims from customers relating to odors from mattresses containing foam made by us.

     During the fourth quarter of 2001, we discovered that some mattresses containing foam supplied by us had a discernible odor. The cause of the odor was traced to chemicals from one supplier used in the manufacture of the foam. This supplier advised us that the odor was attributable to a change in its chemical manufacturing process, which has since been corrected. We received claims from some of our customers for costs purportedly associated with the odorous foam, and we have reached agreement with this chemical supplier regarding the terms of and manner in which this supplier will reimburse us for certain obligations we may have to our customers relating to these claims, as well as for certain of our internal costs. Under this agreement, this supplier will pay us a fixed sum in exchange for eliminating certain future claims we may have against this supplier and obligating us to indemnify this supplier for certain claims that may be brought against it by others, including our customers. The ultimate amounts of these third party claims and the amount of our own internal costs are uncertain. We cannot assure you that this supplier's payments to us will be sufficient to cover all payments that we may be required to make to third parties in respect of their claims, to cover all of our related internal costs or that our indemnification obligations to this supplier will not be material. Consequently, we cannot assure you that these claims and costs relating to this matter will not have a material adverse effect on our consolidated financial position, results of operations and cash flows.

                           FORWARD-LOOKING STATEMENTS

     The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in such statements. In connection with certain forward-looking statements contained in this prospectus and those that may be made in the future by us or on our behalf which are identified as forward-looking, we note that there are various factors that could cause actual results to differ materially from those set forth in any such forward-looking statements, such as our ability to implement customer selling price increases in response to higher raw material costs, raw material price increases, general economic conditions, the interest rate environment, the level of automotive production, carpet production, furniture and bedding production, and housing starts, the completion of various restructuring/consolidation plans, the achievement of management's business plans, our capital and debt structure (including various financial covenants), the outcome of the odorous foam situation, litigation and changes in environmental legislation and environmental conditions. The forward-looking statements contained in this prospectus were prepared by management and are qualified by, and subject to, significant business, economic, competitive, regulatory and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond our control.

     Accordingly, there can be no assurance that the forward-looking statements contained in this prospectus will be realized or that actual results will not be significantly higher or lower. Readers of this prospectus should consider these facts in evaluating the information contained herein. In addition, our business and operations are subject to substantial risks which increase the uncertainty inherent in the forward-looking statements contained in this prospectus. The inclusion of the forward-looking statements contained in this prospectus should not be regarded as a representation by us or any other person that any of the forward-looking statements contained in this prospectus will be achieved. In light of the foregoing, readers of this prospectus are cautioned not to place undue reliance on the forward-looking statements contained herein.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares by the selling stockholders.

                              SELLING STOCKHOLDERS

     This prospectus relates to offers and sales by the selling stockholders of shares of common stock acquired or to be acquired under the Plan. The following table sets forth the names of the selling stockholders, the number of shares of our common stock beneficially owned by each of them as of April 19, 2002 (except for Mr. Belcher for whom information is given as of June 6, 2002) and the number of shares of our common stock offered by this prospectus. Because the selling stockholders may sell all or some part of the common stock that they hold pursuant to this prospectus and the fact that this offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of common stock that will be held by the selling stockholders upon termination of this offering. None of the selling stockholders owns more than 5.0% of our outstanding common stock. Each selling stockholder is a current or former director of Foamex International Inc. Our common stock offered by this prospectus may be offered from time to time, in whole or in part, by the persons named below or by their transferees, as to whom applicable information will, to the extent required, be set forth in a prospectus supplement.

                                   Shares                Shares which may be
Selling Stockholder          Beneficially Owned       Sold Under this Prospectus
-------------------          ------------------       --------------------------
S. Dennis N. Belcher                2,140                       2,140
John C. Culver                      3,822                       3,822
Julie Nixon Eisenhower              3,802                       3,802
Robert J. Hay                      20,626                       8,082
Dr. Stuart J. Hershon (1)          28,409                       8,082
Virginia A. Kamsky                 10,571                       7,484
Raymond E. Mabus, Jr.              11,169                       8,082
Steven B. Sharpe                    8,034                       6,659
John V. Tunney (2)                 24,873                       2,996

------------------

(1) The number of shares beneficially owned by Dr. Hershon includes 12,571 shares of common stock held in the name of Dr. Hershon's wife and 1,075 shares of common stock held in a trust of which Dr. Hershon is the sole trustee.

(2) The number of shares beneficially owned by Mr. Tunney includes 10,000 shares of common stock held in a trust of which Mr. Tunney serves as a co-trustee.


                              PLAN OF DISTRIBUTION

     We are registering the common stock covered by this prospectus for the selling stockholders listed in the table set forth in "Selling Stockholders." As used in this prospectus, "selling stockholder" includes the permitted donees, pledgees, transferees, successors-in-interest or others who may later hold such selling stockholders' interests in the shares of our securities covered hereby and are entitled to resell shares using this prospectus.

     The selling stockholders may sell the common stock being offered by this prospectus in one or more of the following ways at various times, which may include block transactions or crosses:

o    to underwriters for resale to the public or to institutional investors;

o    directly to the public or institutional investors; or

o through brokers, dealers or agents to the public or to institutional investors.

     The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell the common stock on the Nasdaq National Market or any other exchange or automated quotation system on which our common stock may be listed in the future, in negotiated transactions or otherwise. Those sales may be made at fixed prices, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. If underwriters are used in the sale, the common stock will be acquired by the underwriters for their own account and may be resold at various times in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. A distribution of the common stock by some of the selling stockholders may also be effected through the issuance by the selling stockholders or others of derivative securities, including warrants, exchangeable securities, forward delivery contracts and the writing of put or call options, or a combination of any of those derivative securities.

     In addition, the selling stockholders may sell some or all of the shares of common stock covered by this prospectus through:

o block trades in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

o purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

o ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

o    privately negotiated transactions.

     When selling the common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. For example, the selling stockholders may:

o enter into transactions involving short sales of the common stock by broker-dealers or other financial institutions;

o sell common stock short itself and redeliver such shares to close out its short positions;

o enter into options or other types of transactions that require the selling stockholders to deliver common stock to a broker-dealer or other financial institution, who will then resell or transfer the common stock under this prospectus; or

o loan or pledge the common stock to a broker-dealer or other financial institution, who may sell the loaned shares or, in the event of default, sell the pledged shares.

     Broker-dealers engaged in connection with the sale of shares of common stock covered by this prospectus may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or purchasers of the shares for whom those broker-dealers may act as agents or to whom they sell as principal, or both. The compensation of a particular broker-dealer may be in excess of customary commissions. Broker-dealers engaged by the selling stockholders may allow other broker-dealers to participate in resales and receive compensation. The selling stockholders and any broker-dealers or agents involved in the sale or resale of the common stock may qualify as "underwriters" within the meaning of the Section 2(a)(11) of the Securities Act. In addition, the commissions, discounts or concessions paid to any such broker-dealers or agents may qualify as underwriters' compensation under the Securities Act.

     In addition to selling shares of common stock under this prospectus, the selling stockholders may:

o transfer shares of common stock in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer;

o sell shares of common stock under Rule 144 under the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144; or

o    sell shares of common stock by any other legally available means.

     Notwithstanding the foregoing, the amount of securities to be reoffered or resold by means of this prospectus, by each person, may not exceed, during any three-month period, the amount specified in Rule 144(e). We are not aware of any agreements, arrangements or understandings between any of the selling stockholders and brokers, dealers, agents or underwriters regarding the sale of shares of common stock by the selling stockholders.

     Upon our being notified by a selling stockholder that any material arrangement has been entered into with an underwriter, broker-dealer or agent for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution, we will file a supplement to this prospectus, if one is required, under Rule 424(b) under the Securities Act. That supplement, if required, will disclose, to the extent applicable:

o the name of each such selling stockholder and of the participating underwriter, broker-dealer or agent,

o    the number of shares involved,

o    the price at which those shares were sold,

o    the commissions paid or discounts or concessions allowed and

o    other facts material to the transaction.

     In addition, if required by the Securities Act, we will file a supplement to this prospectus upon being notified by a selling stockholder that any donee, pledgee, transferee or other successor-in-interest that is entitled to sell shares using this prospectus intends to sell more than 500 shares of common stock.

                                  LEGAL MATTERS

     The validity of the shares of common stock which are originally offered under the registration statement of which this reoffer prospectus forms a part will be passed upon for Foamex International Inc. by Paul, Weiss, Rifkind, Wharton & Garrison.

                                     EXPERTS

     The consolidated financial statements and the related financial statement schedules of Foamex International Inc. and subsidiaries as of and for the year ended December 31, 2001, incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements and schedules of Foamex International Inc. as of December 31, 2000, and for each of the years in the two-year period ended December 31, 2000 incorporated by reference into this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants and given on the authority of said firm as experts in auditing and accounting.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The  following   documents  and  information   previously  filed  with  the
Securities and Exchange Commission by us are hereby incorporated by reference in this registration statement:

     (1)  Our Annual Report on Form 10-K for the year ended December 31, 2001.

     (2)  Our Current Report on Form 8-K filed on March 7, 2002.

     (3)  Our Current Report on Form 8-K filed on March 22, 2002.

     (4)  Our Report on Form 10-Q for the quarterly period ended March 31, 2002.

     (5)  Our Current Report on Form 8-K filed on June 5, 2002.

     (6) The description of the common stock of the Company, par value $0.01 per share, which is incorporated by reference into the Company's registration statement on Form 8-A, filed on October 12, 1993 pursuant to the Exchange Act, and contained in the Company's registration statement on Form S-1, registration no. 33-69606, filed pursuant to the Securities Act, as updated in the Company's registration statement on Form S-8, registration no. 33-92156, filed pursuant to the Securities Act, under the caption "Description of Capital Stock."

     All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities

     Not Applicable.

Item 5. Interests of Named Experts and Counsel

     Not Applicable.

Item 6. Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware provides as follows:

     A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent or another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

     A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification will be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Our restated certificate of incorporation, as amended, provides that we will indemnify any person, including persons who are not our directors and officers, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

     In addition, the By-Laws, in substance, require the Company to indemnify each person who is or was a director or officer of the Company to the fullest extent permitted by the laws of the State of Delaware in the event the person is involved in legal proceedings by reason of the fact that the person is or was a director or officer of the Company, or is or was serving at the Company's request as a director or officer of another corporation, partnership or other enterprise. The Company is also required to advance to directors, and may advance to officers, payments for their expenses incurred in defending a proceeding to which indemnification might apply, provided the recipient provides an undertaking agreeing to repay all such advanced amounts if it is ultimately determined that he is not entitled to be indemnified. In addition, the By-Laws specifically provide that the indemnification rights granted thereunder are non-exclusive.

     We maintain directors and officers liability insurance for the benefit of our directors and certain of our officers.

     Reference is made to Item 9 for our undertakings with respect to indemnification for liabilities arising under the Securities Act of 1933.

Item 7. Exemption from Registration Claimed

     The issuance of the common stock to be resold pursuant to this registration statement was exempt from registration under the Securities Act in reliance on
Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering.

Item 8. Exhibits

4.1 Certificate of Incorporation of Foamex International Inc. (incorporated by reference to Exhibit 3.7.1(a) to the Annual Report on Form 10-K for the year ended December 31, 2001)
4.2 Amendment to Certificate of Incorporation of Foamex International Inc. (incorporated by reference to Exhibit 3.7.1(dd) to the Annual Report on Form 10-K for the year ended December 31, 2001)
4.3 By-laws of Foamex International Inc. (incorporated by reference to Exhibit 3.8(a) to the Annual Report on Form 10-K for the year ended December 31,
     2001)
5.1  Opinion of Paul, Weiss, Rifkind, Wharton & Garrison
23.1 Consent of Paul, Weiss,  Rifkind,  Wharton & Garrison  (included as part of
     Exhibit 5.1)
23.2 Consent of Deloitte & Touche LLP

23.3 Consent of PricewaterhouseCoopers LLP
24.1 Power  of  Attorney  (included  on  signature  page  of  this  Registration
     Statement)

Item 9. Undertakings

     The undersigned Registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; (ii) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (iii) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the registrant's Certificate of Incorporation or by-laws, by contract, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Linwood, Commonwealth of Pennsylvania, on June 6, 2002.

                                FOAMEX INTERNATIONAL INC.


                                By:   /s/  Thomas E. Chorman
                                      -----------------------------------
                                      Name:   Thomas E. Chorman
                                      Title:  Executive Vice President,
                                              Chief Financial Officer
                                              and Chief Administrative Officer


                                POWER OF ATTORNEY

     KNOW ALL  PERSONS  BY THESE  PRESENTS,  that each  person  whose  signature appears below constitutes and appoints Thomas E. Chorman and George L. Karpinski, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to intents and purposes as he or she might do or could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below on June 6, 2002 by the following persons in the capacities indicated.

       Signature                                       Titles
       ---------                                       ------

/s/ Marshall S. Cogan                      Chairman of the Board and Director
---------------------------
Marshall S. Cogan


/s/ John V. Tunney                         Vice Chairman and Director
---------------------------
John V. Tunney


/s/ S. Dennis N. Belcher                   Director
---------------------------
S. Dennis N. Belcher


/s/ John C. Culver                         Director
---------------------------
John C. Culver

                                           Director
---------------------------
Luis J. Echarte


/s/ Julie Nixon Eisenhower                 Director
---------------------------
Julie Nixon Eisenhower


/s/ Robert J. Hay                          Chairman Emeritus and Director
---------------------------
Robert J. Hay


/s/ Stuart J. Hershon                      Director
---------------------------
Stuart J. Hershon


/s/ Virginia A. Kamsky                     Director
---------------------------
Virginia A. Kamsky


/s/ Raymond E. Mabus                       Director
---------------------------
Raymond E. Mabus


/s/ Thomas E. Chorman                      Executive Vice President,
---------------------------                Chief Financial Officer and
Thomas E. Chorman                          Chief Administration Officer
                                           (principal financial and
                                           accounting officer)

                                INDEX TO EXHIBITS

4.1 Certificate of Incorporation of Foamex International Inc. (incorporated by reference to Exhibit 3.7.1(a) to the Annual Report on Form 10-K for the year ended December 31, 2001)

4.2 Amendment to Certificate of Incorporation of Foamex International Inc. (incorporated by reference to Exhibit 3.7.1(dd) to the Annual Report on Form 10-K for the year ended December 31, 2001)

4.3 By-laws of Foamex International Inc. (incorporated by reference to Exhibit 3.8(a) to the Annual Report on Form 10-K for the year ended December 31,
     2001) 5.1 Opinion of Paul, Weiss, Rifkind, Wharton & Garrison

23.1 Consent of Paul, Weiss,  Rifkind,  Wharton & Garrison  (included as part of
     Exhibit 5.1)

23.2 Consent of Deloitte & Touche LLP

23.3 Consent of PricewaterhouseCoopers LLP

24.1 Power  of  Attorney  (included  on  signature  page  of  this  Registration
     Statement)